Contact Info:    Mary Ellen Fitzpatrick, Senior Vice President, Corporate Communications (978) 656-5520

Announcing its 89th Consecutive Profitable Quarter, Enterprise Bancorp, Inc. Reports 2011 Results, Earnings of $10.9 million and $107 million in Loan Growth.

LOWELL, Mass-(GlobeNewswire)-(January 26, 2012) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent of Enterprise Bank, announced net income of $10.9 million, or $1.16 per diluted share, for the year ended December 31, 2011, compared to $10.6 million, or $1.15 per diluted share, for the year ended December 31, 2010, increases of $304 thousand, or 3%, and $0.01, or 1% per diluted share. Net income for the three months ended December 31, 2011 amounted to $2.9 million, or $0.30 per diluted share, compared to $2.4 million, or $0.26 per diluted share, for the comparable 2010 period, increases of $436 thousand, or 18%, and $0.04, or 15% per diluted share.

As previously announced on January 17, 2012, the Company declared a quarterly dividend of $0.11 per share to be paid on March 1, 2012 to shareholders of record as of February 9, 2012. The quarterly dividend represents a 4.8% increase over the 2011 dividend rate.

Chief Executive Officer Jack Clancy commented, “We are extremely pleased with our financial results and numerous accomplishments in 2011. In 2011, we increased our loans outstanding by $107.1 million, or 9%, versus December 31, 2010. Our 2011 loan growth represents a 77% increase from the $60.5 million in loan growth in 2010. Deposits, excluding brokered deposits, have increased $89.2 million, or 7%, since December 31, 2010. This robust organic growth reflects our success in serving our market area, our commitment to our communities, and is the key driver of our strong annual and fourth quarter 2011 earnings results.”

Mr. Clancy further stated, “In 2012, our focus will remain on continued organic growth and expansion, while continuing to provide for our future by investing in our branch network, technology, progressive and technological product capabilities, and most importantly, in our people. We believe that the desire to do business with a stable and successful community bank is stronger than ever. In February, we will open a branch in Pelham, NH which will be our 19th branch, and our fourth location in Southern New Hampshire.”

Founder and Chairman of the Board George Duncan stated, “During 2011, we reached another milestone with total assets under management exceeding $2 billion. This success in growing the Bank, while reporting our 89th consecutive profitable quarter, is a significant accomplishment. We believe these achievements are due to our core values, community involvement, entrepreneurial spirit and committed employees, all of which were demonstrated through our community event, held in November, 'Enterprise Bank's Celebration of Excellence,' that recognized local businesses, non-profits and individuals, as well as our second-consecutive selection by the Great Place to Work Institute® as one of the Best Workplaces, for medium-sized companies in America.”

Results of Operations
The Company's growth contributed to increases in net interest income and the level of operating expenses in both the quarter and year ended December 31, 2011. Additionally, the 2011 year-end results were positively impacted by increases in non-interest revenue. In the fourth quarter of 2011, the loan loss provision decreased compared to the fourth quarter of 2010 level.

Net interest income for the quarter ended December 31, 2011 amounted to $15.3 million, an increase of $1.3 million, or 9%, compared to the December 2010 quarter. Net interest income increased $3.4 million, or 6%, for the year ended December 31, 2011 and amounted to $58.3 million. The increases in net interest income over the comparable 2010 periods were due primarily to loan growth. Average loan balances for the three months and year ended December 31, 2011 increased $109.9 million and $79.8 million, respectively, compared to the same periods in 2010. Additionally, tax equivalent net interest margin was 4.39% for the quarter ended December 31, 2011 compared to 4.33% for the quarter ended September 30, 2011, and 4.31% for the quarter ended December 31, 2010.

Net interest margin was 4.37% for the year ended December 31, 2011 compared to 4.41% for the year ended December 31, 2010.

For the years ended December 31, 2011 and 2010, the provision for loan losses amounted to $5.2 million and $5.1 million, respectively. The provision made to the allowance for loan losses takes into consideration the level of loan growth, adversely classified and non-performing loans, specific reserves for impaired loans, net charge-offs, and the estimated impact of current economic conditions on credit quality. The level of loan growth during 2011 was $107.1 million compared to $60.5 million during the same period in 2010. The balance of the allowance for loan losses allocated to impaired loans amounted to $4.4 million at December 31, 2011, compared to $2.7 million at December 31, 2010. Total non-performing assets as a percentage of total assets were 1.83% at December 31, 2011, compared to 1.51% at December 31, 2010. For the year ended December 31, 2011, the Company recorded net charge-offs of $1.5 million, compared to net charge-offs of $3.9 million for the prior year. Net charge-offs as a percentage of average loans for the year ended December 31, 2011 amounted to 0.12% compared to 0.36% for 2010. Management continues to closely monitor the non-performing assets, charge-offs and necessary allowance levels, including specific reserves, and believes that current loan quality statistics are a function of the ongoing effects of the recent economic environment. The allowance for loan losses to total loans ratio was 1.85% at December 31, 2011, compared to 1.70% at December 31, 2010.

Non-interest income for the three months ended December 31, 2011 amounted to $3.0 million, an increase of $45 thousand, or 2%, compared to the fourth quarter of 2010. Non-interest income for the year ended December 31, 2011 amounted to $12.1 million, an increase of $503 thousand, or 4%, compared to 2010. This increase primarily resulted from increases in investment advisory fees and deposit fee income, partially offset by a decrease in net gains on securities sales.

Non-interest expense for the three months ended December 31, 2011, amounted to $12.9 million, an increase of $1.3 million, or 12%, compared to the same period in the prior year. For the year ended December 31, 2011, non-interest expense amounted to $49.1 million, an increase of $3.4 million, or 7%, compared to the prior year. These increases in both the quarter and year-to-date expenses resulted primarily from the Company's strategic growth initiatives, partially offset by reductions in FDIC insurance expense and the fair value adjustment of OREO. Increases in Other Operating Expenses of $244 thousand and $738 thousand for the quarter and year-end periods, respectively, included increases in foreclosed real estate costs, workout and delinquent loan expenses, and security expenses.

Key Financial Highlights

▪
Total assets were $1.49 billion at December 31, 2011 as compared to $1.40 billion at December 31, 2010, an increase of $91.8 million, or 7%, primarily due to loan growth. Since September 30, 2011, total assets have decreased $7.6 million.

▪	Total loans amounted to $1.25 billion at December 31, 2011, an increase of $107.1 million, or 9%, since December 31, 2010. Since September 30, 2011, total loans have increased $20.9 million, or 2%.

▪
Total deposits, excluding brokered deposits, were $1.33 billion at December 31, 2011 as compared to $1.24 billion at December 31, 2010, an increase of $89.2 million, or 7%. Total deposits, excluding brokered deposits, have decreased $12.3 million, or 1%, since September 30, 2011. The Company had no brokered deposit balances at December 31, 2011 or September 30, 2011, and amounts were minimal at December 31, 2010.

▪
Investment assets under management amounted to $505.2 million at December 31, 2011 as compared to $493.1 million at December 31, 2010, an increase of $12.1 million, or 2%. Investment assets under management have increased $34.6 million, or 7%, since September 30, 2011. The increase is attributable primarily to asset growth from new business.

▪
Total assets under management amounted to $2.06 billion at December 31, 2011 as compared to $1.95 billion at December 31, 2010, an increase of $107.5 million, or 6%. Since September 30, 2011, total assets under management have increased $30.3 million, or 1%.

The Company's Annual Meeting of Stockholder's will be held Tuesday, May 1, 2012 at the Vesper Country Club in Tyngsborough, Massachusetts.

Enterprise Bancorp, Inc. (the “Company”), is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 89 consecutive profitable quarters. The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment management, trust and insurance services. The Company's headquarters and the bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire. Enterprise Bank has eighteen full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury, and Westford and in the New Hampshire towns of Derry, Hudson, and Salem. We expect to open a new branch in Pelham, NH in February 2012.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition. For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands)	December 31, 2011	December 31, 2010
Assets
Cash and cash equivalents:
Cash and due from banks	$30,231	$26,295
Interest-earning deposits	6,785	9,688
Fed funds sold	2,115	19,023
Total cash and cash equivalents	39,131	55,006

Investment securities at fair value	140,405	142,060
Federal Home Loan Bank Stock	4,740	4,740
Loans, less allowance for loan losses of $23,160 and $19,415 at December 31, 2011 and 2010, respectively	1,227,329	1,123,931
Premises and equipment	27,310	24,924
Accrued interest receivable	5,821	5,532
Deferred income taxes, net	12,411	11,039
Bank-owned life insurance	14,937	14,397
Prepaid income taxes	287	379
Prepaid expenses and other assets	11,136	9,657
Goodwill	5,656	5,656

Total assets	$1,489,163	$1,397,321

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$1,333,158	$1,244,071
Borrowed funds	4,494	15,541
Junior subordinated debentures	10,825	10,825
Accrued expenses and other liabilities	12,487	9,297
Accrued interest payable	751	914

Total liabilities	1,361,715	1,280,648

Commitments and Contingencies	0	0

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 9,472,748 and 9,290,465 shares issued and outstanding at December 31, 2011 and December 31, 2010 respectively	95	93
Additional paid-in capital	45,158	42,590
Retained earnings	78,999	72,000
Accumulated other comprehensive income	3,196	1,990

Total stockholders’ equity	127,448	116,673

Total liabilities and stockholders’ equity	$1,489,163	$1,397,321

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
Three months and Years Ended December 31, 2011 and 2010
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2011	2010	2011	2010
Interest and dividend income:
Loans	$16,448	$15,390	$63,363	$60,847
Investment securities	860	969	3,539	4,112
Other interest-earning assets	18	29	67	72
Total interest and dividend income	17,326	16,388	66,969	65,031

Interest expense:
Deposits	1,703	2,036	7,379	8,716
Borrowed funds	21	23	87	167
Junior subordinated debentures	294	294	1,177	1,177
Total interest expense	2,018	2,353	8,643	10,060

Net interest income	15,308	14,035	58,326	54,971

Provision for loan losses	1,243	1,950	5,197	5,137
Net interest income after provision for loan losses	14,065	12,085	53,129	49,834

Non-interest income:
Investment advisory fees	884	811	3,728	3,424
Deposit service fees	1,145	1,108	4,458	4,154
Income on bank-owned life insurance	166	162	650	654
Other-than-temporary impairment on investment securities	(3)	—	(3)	(8)
Net gains on sales of investment securities	44	98	791	875
Gains on sales of loans	284	321	687	713
Other income	478	453	1,753	1,749
Total non-interest income	2,998	2,953	12,064	11,561

Non-interest expense:
Salaries and employee benefits	7,396	6,380	28,671	26,205
Occupancy and equipment expenses	1,338	1,205	5,485	5,146
Technology and telecommunications expenses	993	931	3,886	3,692
Advertising and public relations expenses	944	446	2,661	2,204
Deposit insurance premiums	270	496	1,319	1,874
Audit, legal and other professional fees	390	303	1,393	1,178
Supplies and postage expenses	246	199	882	790
OREO fair value adjustment	—	500	—	500
Investment advisory and custodial expenses	85	98	412	451
Other operating expenses	1,254	1,010	4,379	3,641
Total non-interest expense	12,916	11,568	49,088	45,681

Income before income taxes	4,147	3,470	16,105	15,714
Provision for income taxes	1,289	1,048	5,161	5,074

Net income	$2,858	$2,422	$10,944	$10,640

Basic earnings per share	$0.30	$0.26	$1.16	$1.15

Diluted earnings per share	$0.30	$0.26	$1.16	$1.15

Basic weighted average common shares outstanding	9,455,235	9,273,663	9,401,714	9,216,524

Diluted weighted average common shares outstanding	9,483,429	9,280,014	9,445,725	9,221,257

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

(Dollars in thousands, except per share data)	At or for the year ended December 31, 2011	At or for the year ended December 31, 2010

YEAR END BALANCE SHEET AND OTHER DATA
Total assets	$1,489,163	$1,397,321
Loans serviced for others	67,367	63,807
Investment assets under management	505,163	493,078
Total assets under management	$2,061,693	$1,954,206

Book value per share at year end	$13.45	$12.56
Dividends paid per common share	$0.42	$0.40
Total capital to risk weighted assets	11.42%	11.44%
Tier 1 capital to risk weighted assets	10.14%	10.14%
Tier 1 capital to average assets	8.63%	8.55%
Allowance for loan losses to total loans	1.85%	1.70%
Non-performing assets	$27,321	$21,166
Non-performing assets to total assets	1.83%	1.51%

INCOME STATEMENT DATA
Return on average total assets	0.75%	0.78%
Return on average stockholders’ equity	8.98%	9.42%
Net interest margin (tax equivalent)	4.37%	4.41%